--------------------------------------------------------------------------------
                                                                   EXHIBIT 99.01
--------------------------------------------------------------------------------

FOR IMMEDIATE RELEASE




                             FOR MORE INFORMATION CONTACT:

                             Mark C. Brown, Senior Vice President and
                             Chief Financial Officer
                             (703) 247-2514

                             Sonya Udler, Vice President,
                             Corporate Communications
                             (703) 247-2517
                             sonya.udler@strayer.edu


                     STRAYER EDUCATION, INC. REPORTS RECORD
                  FOURTH QUARTER 2002 AND FULL YEAR ENROLLMENT,
                             REVENUES, AND EARNINGS

                  -- STRAYER FOURTH QUARTER REVENUES UP 26% --
                    -- STRAYER FOURTH QUARTER DILUTED EPS OF
                  $0.57, UP 27% (EPS UP 33% TO $0.60, EXCLUDING
                      ONE TIME SECONDARY OFFERING COST) --
 -- STRAYER WINTER 2003 TOTAL ENROLLMENTS UP 18% / ONLINE ENROLLMENTS UP 80% --
                 -- STRAYER OBTAINS APPROVAL IN PA AND ANNOUNCES
                      ACCELERATION OF NEW CAMPUS OPENINGS -
              -- ROBERT S. SILBERMAN NAMED CHAIRMAN OF THE BOARD --


ARLINGTON, Va., February 13, 2003 - Strayer Education, Inc. (Nasdaq: STRA) today announced financial results for the three and twelve months ended December 31, 2002. Financial highlights are as follows:

THREE MONTHS ENDED DECEMBER 31

o Revenues for the three months ended December 31, 2002 increased 26% to $34.2 million, compared to $27.2 million for the same period in 2001, due to increased enrollment and a 5% tuition increase which commenced in January 2002.

o Operating income (EBIT) rose 37% to $13.7 million from $10.0 million for the same period in 2001. Operating income margin was 40.2%, compared to 36.9% for the same period in 2001. The increase in operating margin was due to the three new campuses which were opened in 2001 reaching profitability, as well as the continued high rate of growth of Strayer University Online.

o Net income rose 29% to $8.3 million compared to $6.4 million for the same period in 2001. (Excluding one time secondary offering costs, net income rose 36% to $8.7 million.) Earnings per diluted share rose 27% to $0.57 compared to $0.45 for the same period in 2001, (up 33% to $0.60, excluding one time secondary offering cost) as diluted weighted average shares outstanding increased to 14,609,000 from 14,323,000 for the same period in 2001.

YEAR ENDED DECEMBER 31

o Revenues for the year ended December 31, 2002 increased 26% to $116.7 million, compared to $92.9 million for the same period in 2001, due to increased enrollment and a 5% tuition increase effective for 2002.

o Operating income (EBIT) rose 23% to $41.2 million from $33.5 million for the same period in 2001. Operating income margin was 35.3%, compared to 36.1% for the same period in 2001. The decrease in operating income margin is primarily attributable to the impact on the first quarter 2002 operating income of opening three new campuses in 2001.

o Net income rose 13% to $25.8 million compared to $22.8 million for the same period in 2001 (up 15% to $26.2 million, excluding one time secondary offering costs). Earnings per diluted share rose 15% to $1.78 compared to $1.55 for the same period in 2001 (up 17% to $1.81, excluding one time secondary offering costs), as diluted weighted average shares outstanding decreased to 14,516,000 from 14,737,000 for the same period in 2001.

"We are pleased with Strayer's financial performance for the fourth quarter as well as our enrollment results for the winter term," said Robert Silberman, Chairman and Chief Executive Officer of Strayer Education, Inc. "Our results for the year reflect the positive contribution of our new campuses in Baltimore and Norfolk (opened in 2001), as well as the strong start of our three new North Carolina campuses and the continued growth of Strayer University Online."

BALANCE SHEET AND CASH FLOW

At December 31, 2002, the Company had cash, cash equivalents and marketable securities of $67.3 million and no debt. In the fourth quarter, as part of its cash management activities, the Company invested an additional $6 million in a diversified, no load, short-term investment grade corporate bond fund. As of December 31, 2002, the Company had $18.1 million invested in this fund.

The Company generated $31.7 million from operating activities in 2002. Capital expenditures for the year were $17.1 million, of which $12 million was in the first quarter for the purchase of three existing campus facilities.

For 2002, bad debt expense as a percentage of revenue was 1.5% compared to 1.7% for the same period in 2001. Days sales outstanding, adjusted to exclude tuition receivable related to future quarters, was seven days at the end of 2002, unchanged compared to the same period in 2001.

STUDENT ENROLLMENT

Enrollment at Strayer University for the 2003 winter term increased 18% to 16,558 students compared to 14,067 for the same term in 2002. Across the Strayer University campus network, new student enrollments increased 14% and continuing student enrollments increased 19%. Strayer University Online enrollments increased 80% to 5,810 students from 3,222. The total number of students taking courses online (including students at brick and mortar campuses taking at least one online course) in the winter 2003 quarter was 7,356.

                               STUDENT ENROLLMENT

                                                      Winter     Winter         %
                                                       2002       2003        Change
                                                     --------   --------    ----------

New Campuses  (7 in operation 3 or less years)
     Campus Based Students                               605      1,272        110%
     Online Based Students                               375      1,167        211%
                                                      ------     ------
          Total New Campus Students                      980      2,439        149%
                                                      ------     ------

Mature Campuses (13 in operation 4 or more years)
     Campus Based Students                            10,240      9,476         -7%
     Online Based Students                             2,178      3,552         63%
                                                      ------     ------
          Total Mature Campus Students                12,418     13,028          5%
                                                      ------     ------

Out of Area Online Students                              669      1,091         63%
                                                      ------     ------

Total University Enrollment                           14,067     16,558         18%
                                                      ======     ======

Total Students Taking 100% Courses Online              3,222      5,810         80%

Total Students Taking At Least 1 Course Online         4,260      7,356         73%


NEW CAMPUS/STATE OPENINGS (NORTH CAROLINA, PENNSYLVANIA AND TENNESSEE)

Due to earlier than expected favorable action by the Tennessee Higher Education Commission, the Company announced its intention to accelerate the opening of campuses in both the Memphis and Nashville markets to the spring 2003 term. The campus facilities are completed and marketing and recruiting activities are currently taking place in these areas.

The Company also reiterated its previously announced intention to open a second campus in the Raleigh-Durham, NC area for the summer term 2003. In addition, the Company announced it had received approval from the Pennsylvania State Department of Education to open two campuses in the city of Philadelphia. Due to this earlier than expected action, the Company announced its intention to accelerate its opening of two campuses in the city of Philadelphia to fall term 2003 from summer term 2004.

Mr. Silberman, Chairman and Chief Executive Officer of Strayer Education, stated, " In the last 60 days we received earlier than anticipated approval to open new campuses in both Tennessee and Pennsylvania. Due to these approvals, we are accelerating our long-term growth strategy by moving up our two new campus openings in Tennessee by one quarter; and planning the opening of three additional campuses in 2003, including two in Philadelphia. These five new campuses in 2003 (vs. an originally planned three), will bring our total campus network to 25. We are excited that we have the opportunity to make these investments in 2003, as we continue on our national expansion."

NEW ACADEMIC PROGRAMS

The Company also announced it has applied for approval from the Middle States Commission on Higher Education to offer three new master's degree programs:
Master of Education, Master of Public Administration and Master of Health Services Administration. The Master of Education degree is designed for both teachers and administrators. Strayer's Master of Public Administration program would apply competencies gained from the University's business programs to the public sector. The Master of Health Services Administration degree would prepare graduates with the business knowledge and skills necessary to assume managerial positions in health services organizations.

Pending receipt of specific state approvals, the Company intends to offer all three programs by winter term 2004.

EXPANDED ONLINE COURSE OFFERINGS

Strayer University Online is currently offering 346 asynchronous class sections in the winter 2003 quarter, and all academic programs are now available asynchronously. The Company is planning to make additional investments in 2003 in order to significantly expand Strayer University Online and keep pace with the continuing strong demand for both asynchronous and synchronous course offerings.

BOARD OF DIRECTORS

The Company is also pleased to announce the addition of Robert L. Johnson to the Company's Board of Directors. Mr. Johnson is the founder and Chief Executive Officer of Black Entertainment Television, a subsidiary of Viacom.

In addition, the Company announced that the Board of Directors had elected Robert S. Silberman as Chairman of the Board, succeeding Steven B. Klinsky who remains on the Board as the representative of New Mountain Capital, LLC, the Company's largest shareholder and who will also serve as the Board's lead outside director going forward.

"Beginning in 2000, New Mountain gave Strayer a fresh growth strategy and a new management team, led by Robert Silberman," said Steve Klinsky, "Rob has earned the confidence and appreciation of Strayer's shareholders, and I am very pleased to see him succeed me as Chairman. I accept with seriousness my new role as the Board's lead outside director."

"Steve Klinsky and his colleagues at New Mountain have added tremendous value to Strayer for the benefit of all shareholders," said Robert Silberman, "We thank Steve for his contributions as Chairman and look forward to his continued service as Strayer's lead outside director."

BUSINESS OUTLOOK

Based on the strong enrollment growth announced for the winter 2003 term, offset by increased expenses associated with the acceleration by one quarter of the Tennessee campus openings, the Company estimates first quarter 2003 diluted EPS will be in the range of $0.57 - $0.59. In addition, due to the increase of new campus openings for the year from three campuses to five campuses, as well as the acceleration of the opening of the Tennessee campuses, the Company announced that it expects 2003 revenue to increase to the range of $139 - $143 million and it expects operating margins of 32.5% - 33.5%.

The Company also announced today it has signed agreements to sell its Washington D.C. campus building and lease space in close proximity. The proceeds of the transaction will create a one time gain of approximately $.08 - $0.10/share. Because of the combined impact of the changes in revenue and operating margin (and excluding the one-time gain), as well as a planned increase in the Company's effective tax rate from 39.0% to 39.5%, the Company is adjusting its full year guidance for earnings per share to a range of $2.00 - $2.04. However, including the one-time gain from the building sale, full year 2003 EPS is expected to be in the range of $2.08 - $2.14.

STOCK OPTION ACTIVITY AND CALCULATION OF TOTAL POTENTIAL SHARE ISSUANCE

In the fourth quarter of 2002, no additional stock options were granted by the Company. Under the 1996 Stock Option Plan, an additional 579,405 stock options have been authorized but remain unissued.

The Company accounts for the fair value of its stock options in accordance with APB Opinion No. 25. Had compensation expense been determined based on the value of the options at grant dates computed by the Black-Scholes methodology, the Company estimates net income and diluted net income per share would have been $23.2 million and $1.60 per share, respectively, for the year ended December 31, 2002. The fair value of each option granted in 2001 was estimated on the date of grant using the Black-Scholes option-pricing model using the following assumptions: dividend yield of .7%; expected volatility of 47%; risk-free interest rate of 4.75% and an expected term of 5.3 years. The weighted average fair value for the 2001 grants was $16.68. The fair value of each option granted in 2002 was estimated using the Black-Scholes option-pricing model using the following assumptions: dividend yield of .7%; expected volatility of 43%; risk-free interest rate of 4.81%; and an expected term of 5.9 years. The weighted average fair value for the 2002 grants was $23.65.

Shares used to compute diluted earnings per share include common shares issued and outstanding, the assumed conversion of Series A Convertible Preferred Shares outstanding, and the assumed exercise of issued stock options using the Treasury Stock Method. In the fourth quarter, we completed a 2.3 million share common stock secondary offering resulting from the conversion into common stock of an equal number of Series A Preferred shares. Our total current and potential common shares outstanding are as follows:

  Current
  Common shares issued and outstanding at 12/31/02               10,652,412
  Convertible Series A Preferred Stock, convertible on a
      1:1 basis (outstanding or recorded) at 12/31/02             3,758,456
  Issued stock options using Treasury Stock Method                  198,111
                                                                 ----------
        Subtotal                                                 14,608,979

  Potential
  Accrual of required PIK dividends on Convertible Series A
      Preferred Stock through May 2006                              563,501 (a)
  Total issued stock options, less options accounted for using
      the Treasury Stock Method above                               771,889
  Authorized but unissued options                                   579,405
                                                                 ----------
        Subtotal                                                  1,914,795
                                                                 ----------
        Total current and potential common shares                16,523,774
                                                                 ==========


        (a) This number may be smaller as it does not reflect that the Company has the right to force conversion of all remaining Series A preferred shares into common shares after May 15, 2004 if the Company's common stock price trades above $52.00 per share for twenty consecutive trading days.

CONFERENCE CALL WITH MANAGEMENT

Strayer Education, Inc. will host a conference call to discuss its fourth quarter 2002 earnings on February 13 at 10:00 a.m. ET. To participate on the live call, investors should dial (800) 289-0468 10 minutes prior to the start time. In addition, the call will be available via live web cast over the Internet. To access the live web cast of the conference call, please go to www.strayereducation.com 15 minutes prior to the start time of the call to register. An archived replay of the conference call will be available at (888) 203-1112 (pass code 418093) starting at 3 p.m. ET on Thursday, February 13 and will be available through Tuesday, February 18 and archived at www.strayereducation.com for 90 days.

Strayer Education, Inc. (Nasdaq: STRA) is an education services holding company which owns Strayer University and certain other assets. Strayer's mission is to make higher education achievable and convenient for working adults in today's economy.

Strayer University is a proprietary institution of higher learning that offers undergraduate and graduate degree programs in business administration, accounting, and information technology. The University has more than 16,500 working adult students at 20 campuses in Maryland, Washington, D.C., Virginia, and North Carolina and worldwide via the Internet through Strayer University Online. Strayer University is committed to providing high quality education that prepares working adult students for advancement in their careers and professional lives. By adapting to the latest techniques and technologies used in business, Strayer provides our graduates with practical skills and a competitive edge in the changing marketplace.

Strayer University is accredited by the Middle States Commission on Higher Education. Founded in 1892, Strayer attracts students from around the country and throughout the world.

For more information on Strayer Education, Inc. visit www.strayereducation.com and for Strayer University visit www.strayer.edu.

This press release contains statements that are forward looking and are made pursuant to the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995 "(Reform Act"). The statements are based on the Company's current expectations and are subject to a number of uncertainties and risks. In connection with the Safe Harbor provisions of the Reform Act, the Company has identified important factors that could cause the Company's actual results to differ materially. The uncertainties and risks include the pace of growth of student enrollment, our continued compliance with Title IV of the Higher Education Act, and the regulations thereunder, as well as state and regional regulatory requirements, competitive factors, risks associated with the opening of new campuses, risks associated with the offering of new educational programs and adapting to other changes, risks associated with the acquisition of existing educational institutions, risks relating to the timing of regulatory approvals, our ability to implement our growth strategy, and general economic and market conditions. Further information about these and other relevant risks and uncertainties may be found in the Company's annual report on Form 10-K and its other filings with the Securities and Exchange Commission, all of which are incorporated herein by reference and which are available from the Commission. We undertake no obligation to update or revise forward looking statements.

                             STRAYER EDUCATION, INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                     For the three months ended                For the year ended
                                            December 31,                           December 31,
                                -----------------------------------     ------------------------------
                                                             %                                    %
                                  2001          2002       Change         2001        2002      Change
                                -------       -------      ------       --------    -------     ------
Revenues                        $ 27,184     $ 34,163       25.7%       $ 92,876    $116,710      25.7%
                                --------     --------                   --------    --------

Costs and expenses:
Instructional and educational      9,580       11,834       23.5%         33,699      41,601      23.4%
Selling and promotion              3,849        4,236       10.1%         12,576      16,773      33.4%
General and administrative         3,713        4,349       17.1%         13,094      17,107      30.6%
                                --------     --------                   --------    --------
                                  17,142       20,419       19.1%         59,369      75,481      27.1%
                                --------     --------                   --------    --------

Income from operations            10,042       13,744       36.9%         33,507      41,229      23.0%
Operating Income Margin             36.9%        40.2%                      36.1%       35.3%

Investment and other income          384          533       38.8%          3,791       1,775     -53.2%

Secondary offering expenses           --         (490)                        --        (490)
                                --------     --------                   --------    --------

Income before income taxes        10,426       13,787       32.2%         37,298      42,514      14.0%

Provision for income taxes         4,010        5,527       37.8%         14,489      16,730      15.5%
                                --------     --------                   --------    --------

Net income                         6,416        8,260       28.7%         22,809      25,784      13.0%

Preferred stock dividends
and accretion                      2,058        1,268     -38.4%           5,010       7,344      46.6%
                                --------     --------                   --------    --------

Net income available to
common stockholders             $  4,358     $  6,992       60.4%       $ 17,799    $ 18,440       3.6%
                                ========     ========                   ========    ========

Basic net income per share      $   0.52     $   0.74       42.3%       $   1.62    $   2.14      32.1%
                                ========     ========                   ========    ========

Diluted net income per share    $   0.45     $   0.57       26.7%       $   1.55    $   1.78      14.8%
                                ========     ========                   ========    ========

                         STRAYER EDUCATION, INC.
                  CONDENSED CONSOLIDATED BALANCE SHEETS
                          (AMOUNTS IN THOUSANDS)





                                  ASSETS

                                                                At December 31,
                                                              ----------------------
                                                                 2001         2002
                                                              ---------    ---------
 Current assets:
     Cash and cash equivalents                                $  58,705    $  49,135
     Investment in marketable securities                             --       18,121
     Tuition receivable - net                                    19,012       25,759
     Other current assets                                           879          773
                                                              ---------    ---------
     Total current assets                                        78,596       93,788

Student loan receivable - net                                     8,392        9,453
Property & equipment - net                                       23,100       36,571
Other assets                                                        400          312
                                                              ---------    ---------

Total assets                                                  $ 110,488    $ 140,124
                                                              =========    =========

               LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
     Accounts payable                                         $   1,882    $   3,534
     Accrued expenses                                               562        1,181
     Dividends payable                                            1,855        1,507
     Unearned tuition                                            23,204       29,853
     Income taxes payable                                         1,247        1,812
                                                              ---------    ---------
Total current liabilities                                        28,750       37,887
                                                              ---------    ---------
Long-term liabilities                                               763        1,985
Deferred income taxes                                                --           70

Mandatorily redeemable preferred stock                          148,347       93,807

Stockholders' equity (deficit):
     Common stock                                                    83          107
     Additional paid-in-capital                                   1,759       58,868
     Retained earnings (accumulated deficit)                    (69,214)     (52,674)
     Accumulated other comprehensive income                          --           74
                                                              ---------    ---------
Total stockholders' equity (deficit)                            (67,372)       6,375
                                                              ---------    ---------
Total liabilities & stockholders' equity                      $ 110,488    $ 140,124
                                                              =========    =========


                             STRAYER EDUCATION, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
                             (AMOUNTS IN THOUSANDS)

                                                                           For the year ended
                                                                               December 31,
                                                                         ----------------------
                                                                           2001         2002
                                                                         ---------    ---------
 Cash flow from operating activities:
 Net income                                                              $  22,809    $  25,784
 Adjustments to reconcile net income to net cash:
     Depreciation and amortization                                           2,643        3,642
     Provision for student loan losses                                         196          243
     Deferred income taxes                                                     144          381
     Amortization of deferred rent                                              --          (91)
     Gain on sale of marketable securities                                    (887)          --
Changes in assets and liabilities:
     Tuition receivable, net                                                (3,748)      (6,747)
     Other current assets                                                     (145)         (67)
     Other assets                                                               --          (50)
     Accounts payable                                                           23        1,652
     Accrued expenses                                                          327          619
     Income taxes payable                                                    2,600          970
     Unearned tuition                                                        5,221        6,649
Student loans originated                                                    (7,313)      (8,475)
Collections on student loans receivable                                      6,013        7,171
                                                                         ---------    ---------
 Net cash provided by operating activities                                  27,883       31,681
                                                                         ---------    ---------
Cash flows from investing activities:
     Purchases of property and equipment                                    (6,274)     (17,113)
     Purchases of marketable securities                                         --      (18,000)
     Maturities of and proceeds from marketable securities                  50,126           --
                                                                         ---------    ---------
Net cash provided by (used in) investing activities                         43,852      (35,113)
                                                                         ---------    ---------
Cash flows from financing activities:
     Exercise of stock options                                               1,495           --
     Deferred lease incentives                                                 763        1,313
     Repurchase of common stock                                           (179,375)          --
     Common dividends paid                                                  (3,088)      (2,172)
     Preferred dividends paid                                               (1,976)      (5,250)
     Issuance of convertible preferred stock                               150,000           --
     Payments of costs of tender offer and issuance of preferred stock      (7,047)         (29)
                                                                         ---------    ---------
     Net cash used in financing activities                                 (39,228)      (6,138)
                                                                         ---------    ---------


Net increase (decrease) in cash and cash equivalents                        32,507       (9,570)
Cash and cash equivalents -- beginning of year                              26,198       58,705
                                                                         ---------    ---------
Cash and cash equivalents -- end of year                                 $  58,705    $  49,135
                                                                         =========    =========
